EXHIBIT 99.1

6620 West Broad Street

Richmond, Virginia 23230

Genworth Financial Reports First Quarter 2005 Earnings

	Three months ended March 31, (Unaudited)
	2005		2004		2004 Pro Forma
	Total	Per diluted share	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)
Net earnings from continuing operations	$322	$0.65	$260	$0.53	$254	$0.52

Net operating earnings	$326	$0.66	$250	$0.51	$244	$0.50

Richmond, VA (April 28th, 2005) – Genworth Financial, Inc. (NYSE: GNW) today reported net earnings from continuing operations for the first quarter of 2005 of $322 million, or $0.65 per diluted share. Net earnings from continuing operations for the first quarter of 2004 were $260 million, or $0.53 per diluted share.

Net operating earnings for the first quarter of 2005 were $326 million, or $0.66 per diluted share, compared with pro forma net operating earnings of $244 million or $0.50 per diluted share in the first quarter of 2004.

Net operating earnings consist of net earnings from continuing operations, excluding after-tax net realized investment losses of $4 million in the first quarter of 2005. Pro forma net operating earnings consist of pro forma net earnings from continuing operations excluding after-tax net realized investment gains of $10 million in the first quarter of 2004.

Management believes that the presentation of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for net earnings prepared under U.S. generally accepted accounting principles (GAAP).

In connection with the company’s initial public offering (IPO) completed on May 28, 2004, a corporate reorganization was effected that included a series of significant reinsurance, recapitalization and separation transactions. The company is presenting pro forma financial information for 2004 that reflects those transactions to enable a more meaningful comparison of its period-to-period results. Except as specifically noted, all performance comparisons that follow in this earnings release represent 2005 results as compared with pro forma 2004 results. (Please refer to the disclosure at the end of this release for a discussion of the basis on which financial information is presented in this release.)

“We are pleased with the first quarter results,” said Michael D. Fraizer, chairman and chief executive officer. “Genworth had double digit operating earnings growth across its three primary segments, including robust performance in international mortgage insurance, strong asset growth across the product lines and increasing momentum in term and universal life sales. Combined with execution on our capital re-deployment strategy through a $500 million share buy-back, we have made clear progress toward achieving our 2005 operating goals.”

Key First Quarter Highlights

•	A secondary offering of 80.5 million Genworth Class A shares, at $26.50 per share, was completed on March 30, 2005. Concurrently, Genworth repurchased 19.4 million Class B shares at the net offering price of $25.81, effectively redeploying $500 million of excess capital. These transactions collectively reduced the ownership of our majority shareholder, General Electric, to 52 percent.

•	In the Protection segment, term life sales were up 12 percent to $29 million and were also up 7 percent sequentially, reflecting continued competitive pricing, expanded distribution and service initiatives. Universal life (UL) sales increased 18 percent to $13 million compared with the prior year and 8 percent sequentially, primarily from expansion of our offerings. Payment protection insurance (PPI) sales grew 29 percent to $453 million compared with the first quarter of 2004 from increased activation of new clients and strengthened relationships with existing clients across its markets. Excluding the impact of favorable foreign currency exchange (FX), PPI sales grew 21 percent.

•	Retirement Income and Investments’ (RI&I) sales of income distribution series products (1) more than doubled over the prior year quarter to $86 million and were in line with the fourth quarter of 2004. Fee-based assets under management increased by 37 percent to $5.7 billion(2) reflecting increased distribution and product breadth.

•	Mortgage Insurance (MI) continued its international expansion, with international new insurance written (NIW) up 30 percent over the prior year quarter to $14.2 billion. Excluding the impact of favorable FX, new insurance written grew 25 percent primarily driven by increased account penetration in Australia and Canada. Unearned premium reserves grew to $1.6 billion at March 31, 2005.

“Last December, we set guidance in the $2.30 to $2.40 range for operating earnings per diluted share, along with 30 to 50 basis points of operating ROE progression,” said Fraizer. “Given strong first quarter fundamental performance, unusually low mortgage insurance delinquencies, our share repurchase and favorable investment items during the quarter, we see Genworth’s 2005 operating performance firmly at the top end of the earnings per share and ROE ranges before considering any further favorable investment items, impacts from foreign exchange, or sustained mortgage delinquency favorability.”

Consolidated Operating Results

Consolidated first quarter net operating earnings growth of 34 percent was driven by strong increases in all three primary segments over the prior year quarter, and included $5 million of favorable FX. Protection segment net operating earnings increased 13 percent to $139 million compared with $123 million in the prior year quarter primarily from growth in the life business. RI&I segment net operating earnings grew to $60 million in the current quarter from $30 million in the first quarter of 2004. Growth was primarily from higher assets under management and improved spreads. Mortgage Insurance segment net operating earnings increased to $141 million from $103 million in the first quarter of 2004 from continued strong international growth, lower reported delinquencies in the U.S., higher international earned premiums from the completion of a policy cancellation study, and $4 million of favorable FX. Corporate and Other segment net operating losses increased $2 million to $14 million in the first quarter of 2005.

(1)	Income distribution series products are comprised of the company’s retirement income annuity product and two variable annuity riders that provide similar income features. The term does not include immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s financial supplement.

(2)	Assets under management represent account values, net of reinsurance, and managed third party assets.

Segment net operating earnings presented below are equivalent to net earnings for all segments except Corporate and Other. For a reconciliation of the Corporate and Other segment net operating earnings to GAAP net earnings, see the disclosure at the end of this release.

Segment Net Operating Earnings (Unaudited)

Protection Net operating earnings (in millions)	Q1 05	Pro Forma Q1 04
Life	$68	$57
Long-term care	42	39
Payment protection	22	20
Group	7	7

Total Protection	$139	$123

Sales (in millions)	Q1 05	Q1 04
Life	$42	$37
Long-term care	41	41
Payment protection	453	351
Group	30	26

Total Protection	$566	$455

Protection segment net operating earnings increased to $139 million in the current quarter from $123 million in the prior year, a 13 percent increase. This growth was mostly driven by strong results in life insurance products. Life net operating earnings increased 19 percent primarily from term growth and in-force performance compared with the prior year quarter. Additionally, spread improvement in UL was partially offset by unfavorable mortality during the quarter. Long-term care (LTC) net operating earnings were up $3 million to $42 million driven by favorable experience on blocks in which we have a reinsurance interest. PPI net operating earnings were up 10 percent to $22 million reflecting new business growth.

Sales of term life were $29 million in the first quarter of 2005 compared with $26 million in the comparable prior year period. This 12 percent growth reflects the ongoing ability to leverage competitive pricing structures, expanded distribution relationships and service initiatives. Universal life sales were up 18 percent compared with the prior year quarter resulting from expanded breadth in our product offerings. LTC sales were $41 million, flat to both the prior year and prior quarter. PPI sales increased 29 percent to $453 million in the first quarter of 2005 compared with the prior year. Excluding the impact of FX, PPI sales were up 21 percent, reflecting strong growth in new distribution relationships and increased penetration with current clients. Group sales increased 15 percent compared with the prior year .

Retirement Income & Investments Net operating earnings (in millions)	Q1 05	Pro Forma Q1 04
Spread-based retail	$34	$16
Fee-based	17	8
Spread-based institutional	9	6

Total RI&I	$60	$30

Sales (in millions)	Q1 05	Q1 04
Spread-based retail	$683	$762
Fee-based	590	601
Spread-based institutional	349	354

Total RI&I	$1,622	$1,717

RI&I net operating earnings were $60 million for the first quarter of 2005 compared with $30 million in the prior year period. Spread-based retail net operating earnings more than doubled to $34 million compared with $16 million in the first quarter of 2004. Strong performance was driven by growth in assets under management and improved spreads, which included $3 million higher bond calls, prepayments and recoveries. Net operating earnings for fee-based products increased to $17 million from $8 million in the prior year quarter primarily from growth in assets under management, as well as lower expenses. Spread-based institutional net operating earnings increased to $9 million in the current quarter compared with $6 million in the prior year quarter from improved spreads, which included $1 million higher bond calls and prepayments in the current quarter.

First quarter 2005 sales of spread-based retail products declined 10 percent compared with the prior year driven primarily by continued pricing discipline in fixed annuities and uneven flows in both immediate and structured settlement annuity sales in the face of a low interest rate environment. Compared with Q4 2004, sales in spread-based retail are up 14 percent. Sales of fee-based products were relatively flat compared with the prior year quarter as growth in managed assets was offset by a decline in traditional variable annuity sales. Sales of Genworth’s income distribution series products more than doubled to $86 million in the current period quarter compared with the first quarter of 2004. Spread-based institutional product sales were $349 million, about even with the prior year. Underlying this performance is the positive mix shift we continue to see in this line of business from older, low margin fixed contracts being replaced with new agreements.

Mortgage Insurance Net operating earnings (in millions)	Q1 05	Pro Forma Q1 04
International	$69	$44
United States	72	59

Total Mortgage Insurance	$141	$103

Sales (in billions)	Q1 05	Q1 04
International	$14.2	$10.9
United States	5.7	6.8

Total Mortgage Insurance	$19.9	$17.7

Mortgage Insurance net operating earnings increased substantially to $141 million in the first quarter of 2005 compared with $103 million in the prior year quarter, a 37 percent increase. International net operating earnings were $69 million compared with $44 million in the prior year quarter reflecting strong revenue growth, continued low loss experience, and favorable FX of $4 million. The current quarter results included $6 million of earnings due to the completion of a policy cancellation study in Europe resulting in a release of unearned premiums to revenues. U.S. net operating earnings of $72 million were up 22 percent due to $9 million of lower losses, principally driven by a decline in reported delinquencies. Operating expenses in the U.S. business decreased by $4 million, reflecting primarily lower contract underwriting volume and administrative costs compared with the prior year quarter.

International new insurance written grew 30 percent to $14.2 billion, including $0.6 billion related to FX. Growth was primarily from continued increases of flow business sales in Australia and Canada, as well as increases in selected Australian prime bulk sales. U.S. new insurance written was $5.7 billion in the current year quarter down from $6.8 billion in the prior year quarter, a 16 percent decline. The decrease was driven by a smaller MI market size offset by ongoing progress in driving new sales through our customer segmentation strategy.

Corporate and Other (in millions)
	Q1 05	Pro Forma Q1 04
Net operating loss	$(14)	$(12)

The Corporate and Other segment had a net operating loss of $14 million in the current quarter compared with a loss of $12 million in the prior year quarter. This decline was driven by lower earnings in our Bermuda reinsurer of $6 million and higher interest expense, partially offset by lower operating expenses compared with the prior year.

Shareholders’ equity at March 31, 2005 was $12.5 billion, or $26.62 per share. Shareholders’ equity, excluding accumulated other comprehensive income, at March 31, 2005 was $11.1 billion. Book value per share, excluding accumulated other comprehensive income, increased to $23.52 at March 31, 2005, compared with $22.99 at December 31, 2004.

Earnings Conference Call Information

The company will hold a conference call on April 29, 2005 from 10 a.m. to 11 a.m. (EDT) to discuss first quarter results and business outlook.

Genworth’s conference call will be accessible via telephone and the Internet. This detailed earnings release and the first quarter financial supplement are now available on the company’s website. The conference call materials will be available on the company’s website just prior to the conference call. Investors are encouraged to review all of these materials. To access the web cast, go to www.genworth.com at least 15 minutes prior to the event to register and download and install any necessary software. To access the call by telephone, please dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.) and enter the access code “Genworth” to register. A replay of the call will be available from 1 p.m. EDT on April 29 through May 6, 2005 by dialing 1-888-286-8010 in the U.S. or 1-617-801-6888 (outside the U.S.) and entering the access code 62549597. The call will also be replayed at the company’s website during this same time period.

Basis of Financial Information

As part of a corporate reorganization effected in connection with the company’s IPO, the company acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (GEFAHI), an indirect subsidiary of GE. The company also acquired certain other insurance businesses that were owned by other GE subsidiaries but managed by members of the company’s management team. In consideration for the assets that the company acquired and the liabilities that the company assumed, the company issued various equity and debt securities to GEFAHI.

The company has prepared its financial information as if the company had been in existence throughout all relevant periods. The financial information through the date of the corporate reorganization (May 24, 2004) includes all businesses that were owned by GEFAHI, including those that were not transferred to the company, as well as the other insurance businesses that the company acquired from other GE subsidiaries in connection with the corporate reorganization. As a result, the company’s financial information for periods prior to the corporate reorganization is not comparable to financial information for periods ending after that date.

Prior to the completion of the IPO, the company entered into several significant reinsurance transactions with Union Fidelity Life Insurance Company (UFLIC), an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC, effective as of January 1, 2004, policy obligations under all of its in-force structured settlement contracts, which had reserves of $12.0 billion, and substantially all of its in-force variable annuity contracts, which had general account reserves of $2.8 billion and separate account reserves of $7.9 billion, each as of December 31, 2003. These contracts represent substantially all of the company’s contracts that were in force as of December 31, 2003 for these products. In addition, effective as of January 1, 2004, the company ceded to UFLIC policy obligations under a block of long-term care insurance policies, which had reserves of $1.5 billion as of December 31, 2003. As part of the reinsurance transactions, UFLIC ceded to the company in-force blocks of Medicare supplement insurance, which had reserves of $19 million.

The unaudited pro forma financial information for 2004 contained in this press release reflects the company’s historical financial information as adjusted to give effect to the transactions described below and certain other transactions as if each had occurred as of January 1, 2004. The following transactions are reflected in the unaudited pro forma financial information:

•	the removal of certain businesses of GEFAHI that were not transferred to the company in connection with the corporate reorganization;

•	the reinsurance transactions with UFLIC;

•	the issuance of equity and debt securities to GEFAHI in exchange for the assets that the company acquired and the liabilities that the company assumed in connection with the corporate reorganization; and

•	the issuance and sale of $1.9 billion of senior notes and $500 million of commercial paper and the application of the proceeds therefrom.

The unaudited pro forma financial information is based upon available information and assumptions that the company believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the company’s financial condition or results of operations would have been had the transactions described above occurred on the dates indicated, nor what they may be in the future.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as net earnings from continuing operations, excluding after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and non-recurring, infrequent or unusual items. There were no non-recurring, infrequent or unusual items excluded from net operating earnings for the periods presented in this press release.

Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release provides a reconciliation of net earnings to net operating earnings (as defined above) for the three months ended March 31, 2005 and 2004 and to pro forma net operating earnings for the three months ended March 31, 2004.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings from continuing operations presented in accordance with GAAP.

This press release also includes the non-GAAP financial measure entitled “operating ROE”. The company defines operating ROE as net operating earnings divided by average stockholders’ interest, excluding accumulated non-owner changes in average stockholders’ interest (commonly referred to as accumulated other comprehensive income (AOCI)). Management believes that analysis of operating ROE enhances understanding of the efficiency with which the company deploys its capital. However, operating ROE as defined by the company should not be viewed as a substitute for GAAP net earnings divided by average stockholders’ interest. Due to the unpredictable nature of net operating earnings and average stockholders’ interest excluding AOCI, the company is unable to reconcile its outlook for operating ROE to GAAP net earnings divided by average stockholders’ interest.

All net realized investment gains (losses) are reflected in the Corporate and Other segment and are not reflected in the results of any of the company’s other segments. As a result, the segment results contained in this press release are presented on a net operating earnings basis, which is the same as net earnings from continuing operations before accounting change under GAAP for all segments, except Corporate and Other segment. For a reconciliation of net operating earnings for Corporate and Other segment to net earnings presented in accordance with GAAP, see the table at the end of this press release. The term “net operating loss” as used in this press release is also a non-GAAP financial measure and has an analogous meaning to “net operating earnings.”

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long-term care insurance, and group life and health insurance; (2) new premiums/deposits for universal life insurance, spread-based and variable products; (3) new deposits for managed assets; (4) written premiums gross of reinsurance and cancellations for PPI; and (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the following:

•	Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, unexpected changes in mortality and morbidity rates, accelerated amortization of deferred acquisition costs and present value of future profits, impairment of the value of goodwill, failure of demand for long-term care insurance to increase as expected, decreases in the volume of mortgage originations, increases in mortgage insurance cancellations, increases in the use of captive reinsurance in the mortgage insurance market, the influence of large mortgage lenders and investors, foreign exchange rate fluctuations, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquid investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, defaults by counterparties, regulatory restrictions on the company’s operations, changes in applicable laws and regulations, legal or regulatory actions or investigations and increased regulatory scrutiny into some aspects of the company’s operations, political or economic instability and the threat of terrorism; and

•	Risks relating to the company’s separation from GE, including the loss of benefits associated with GE’s brand and reputation, the company’s need to establish the new Genworth brand identity quickly and effectively, the company’s inability to present financial information in SEC filings that accurately represents the results the company would have achieved as a stand-alone company, the possibility that the company will not be able to replace services previously provided by GE on comparable terms, uncertainty of amounts and timing of payments that the company has agreed to make to GE under the company’s Tax Matters Agreement and other matters relating to that agreement, potential conflicts of interest with GE and GE’s engaging in the same type of business as the company does in the future.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 22 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

# # #

Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Mike Kachel, 804.662.2534
mike.kachel@genworth.com

STATEMENT OF EARNINGS INFORMATION

(Amounts in millions, except per share data)

	Three months ended March 31,
	2005	2004	Pro forma 2004
		(Unaudited)
Revenues:
Premiums	$1,605	$1,722	$1,619
Net investment income	851	1,037	753
Net realized investment (losses) gains	(6)	16	15
Policy fees and other income	161	249	149

Total revenues	2,611	3,024	2,536

Benefits and expenses:
Benefits and other changes in policy reserves	1,075	1,351	1,080
Interest credited	340	396	323
Underwriting, acquisition and insurance expenses, net of deferrals	408	508	413
Amortization of deferred acquisition costs and intangibles	232	345	284
Interest expense	72	47	61

Total benefits and expenses	2,127	2,647	2,161

Earnings from continuing operations before income taxes and accounting change	484	377	375
Provision for income taxes	162	117	121

Net earnings from continuing operations before accounting change	322	260	$254

Gain on sale of discontinued operations, net of taxes	—	7

Net earnings before accounting change	322	267
Cumulative effect of accounting change, net of taxes	—	5

Net earnings	$322	$272

Net earnings per common share:
Basic	$0.66	$0.56

Diluted	$0.65	$0.56

Weighted-average common shares outstanding:
Basic	488.8	489.5

Diluted	494.3	489.5

PRO FORMA FINANCIAL INFORMATION

(Amounts in millions, except per share data)

	Three months ended March 31, 2004
	Historical	Pro forma adjustments— excluded assets and liabilities(a)	Pro forma adjustments— reinsurance transactions(b)	Pro forma adjustments— capital structure(c)	Pro forma
			(Unaudited)
Revenues:
Premiums	$1,722	$(54)	$(49)	$—	$1,619
Net investment income	1,037	(18)	(266)	—	753
Net realized investment gains	16	(1)	—	—	15
Policy fees and other income	249	(67)	(33)	—	149

Total revenues	3,024	(140)	(348)	—	2,536

Benefits and expenses:
Benefits and other changes in policy reserves	1,351	(49)	(222)	—	1,080
Interest credited	396	—	(73)	—	323
Underwriting, acquisition, and insurance expenses, net of deferrals	508	(73)	(22)	—	413
Amortization of deferred acquisition costs and intangibles	345	(29)	(32)	—	284
Interest expense	47	—	—	14	61

Total benefits and expenses	2,647	(151)	(349)	14	2,161

Earnings from continuing operations before income taxes and accounting change	377	11	1	(14)	375
Provision for income taxes	117	10	(1)	(5)	121

Net earnings from continuing operations	$260	$1	$2	$(9)	$254

Net earnings from continuing operations per common share:
Basic	$0.53				$0.52

Diluted	$0.53				$0.52

Weighted-Average common shares outstanding:
Basic	489.5				489.5

Diluted	489.5				489.5

Note: For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information

RECONCILIATION TO NET OPERATING EARNINGS

(Amounts in millions, except per share data)

	Three months ended March 31,
	2005	2004
	(Unaudited)
Net earnings	$322	$272
Gain on sale of discontinued operations, net of taxes	—	(7)
Cumulative effect of accounting change, net of taxes	—	(5)

Net earnings from continuing operations before accounting change	322	260
Net realized investment losses (gains), net of taxes	4	(10)

Net operating earnings	$326	$250

Net earnings from continuing operations before accounting change		$260
Excluded assets and liabilities(a)		1
Reinsurance transactions(b)		2
Capital structure and other(c)		(9)

Pro forma net earnings from continuing operations		254
Net realized investment gains, net of taxes		(10)

Pro forma net operating earnings		$244

Net earnings per common share:
Basic	$0.66	$0.56

Diluted	$0.65	$0.56

Net earnings from continuing operations before accounting change per common share:
Basic	$0.66	$0.53

Diluted	$0.65	$0.53

Net operating earnings per common share:
Basic	$0.67	$0.51

Diluted	$0.66	$0.51

Pro forma net earnings from continuing operations per common share:
Basic		$0.52

Diluted		$0.52

Pro forma net operating earnings per common share:
Basic		$0.50

Diluted		$0.50

Weighted-average common shares outstanding:
Basic	488.8	489.5

Diluted	494.3	489.5

Note: For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information

RECONCILIATION OF CORPORATE AND OTHER SEGMENT NET EARNINGS (LOSS) TO

NET OPERATING LOSS

(Amounts in millions)

	Three months ended March 31,
	2005	2004
	(Unaudited)
Segment net (loss) earnings from continuing operations	$(18)	$4
Net realized investment losses (gains), net of taxes	4	(10)

Segment net operating loss	$(14)	$(6)

Segment net earnings		$4
Excluded assets and liabilities(a)		(1)
Reinsurance transactions(b)		4
Capital structure and other(c)		(9)

Pro forma segment net loss		(2)
Net realized investment losses (gains), net of taxes		(10)

Pro forma segment net operating loss		$(12)

Note: For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information

Notes to Pro Forma Financial Information

(a)	Reflects adjustments to exclude amounts included in the company’s historical earnings relating to (1) certain businesses (formerly reported in the company’s Affinity segment) and certain investment partnerships, which in each case were not transferred to the company, and (2) net realized investment (gains) losses and related tax benefit arising from sales of Affinity segment assets that were reflected in the company’s Corporate and Other segment.

(b)	Reflects adjustments to record the effects of the reinsurance transactions the company entered into with, and the related contribution the company made to UFLIC, an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC all of its in-force structured settlement contracts, substantially all of its in-force variable annuity contracts, and a block of long-term care insurance policies that it reinsured from Travelers in 2000, and it assumed from UFLIC a block of Medicare supplement insurance, all effective as of January 1, 2004.

The unaudited pro forma financial information for 2004 gives effect to the reinsurance transactions as if each had occurred as of January 1, 2004 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2004. The company has continued to sell variable annuities and structured settlements after completion of the reinsurance transactions and is retaining that business for its own account, subject to third party reinsurance in the ordinary course of business. The company’s pro forma statement of earnings for the three months ended March 31, 2004 excludes the impact of the entire block of long-term care insurance policies that the company ceded to UFLIC as the company did not issue any new policies for this block in 2004, and the company will not issue any in the future.

Under the reinsurance transactions, the company receives an expense allowance to reimburse it for costs it incurs to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically. The pro forma adjustments have been prepared assuming that actual costs incurred during the pro forma periods, as determined under the company’s historical cost structure and allocation methods, were reimbursed by an expense allowance.

Concurrently with the reinsurance transactions, the company contributed $1.836 billion of capital to UFLIC, which primarily represented the excess statutory capital in the company’s insurance subsidiaries after giving effect to the reinsurance transactions. As a significant portion of the assets transferred and contributed were not owned for the entire period, the pro forma adjustments to reduce net investment income and net realized investment gains were based upon a proportional allocation of investment income from the investment assets historically identified as (1) supporting the blocks of business reinsured for the reinsurance, and (2) representing surplus of subsidiaries providing assets that were contributed to UFLIC.

(c)	Reflects adjustments for changes in the company’s capitalization to exclude the impact of commercial paper, short-term borrowings from GE Capital and derivatives that were not transferred to the company in connection with the corporate reorganization and to include the impact of the issuance of $600 million of the company’s 6.00% Equity Units and $100 million of the company’s 5.25% mandatory redeemable Series A Cumulative Preferred Stock, both of which were completed on May 28, 2004, the issuance of 3, 5, 10 and 30 year notes totaling $1.9 billion which was completed June 15, 2004, and the issuance of $500 million of commercial paper which was completed June 14, 2004, as well as interest expense related to the accretion of the company’s obligation to GE under the Tax Matters Agreement and the tax impacts resulting from these changes in the company’s capitalization.